Exhibit 99.1


                         VENTURES-NATIONAL INCORPORATED
                            STOCK COMPENSATION LETTER

                                                November 20, 2003

Reitler Brown LLC
800 Third Avenue
21st Floor
New York, New York 10022


Gentlemen:

        Reference is made to the outstanding billings for legal services provided by Reitler Brown LLC ("RB"). Ventures--National Incorporated, a Utah corporation dba Titan General Holdings, Inc. (the "Company"), hereby agrees to issue to RB, or to Robert Steven Brown as designee thereof, 200,000 shares of common stock of the Company, the net proceeds from the sale of such shares, shall be offset the amount of such outstanding billings. Any excess of the net proceeds from the sale of such shares over the amount of such outstanding billings shall be retained by RB and a non-refundable retainer against future legal services.

       If this is acceptable, please indicate by executing this letter agreement where indicated below.

                                               VENTURES-NATIONAL
                                               INCORPORATED


                                               BY:  /s/ ANDREW GLASHOW
                                                    ---------------------
                                                     ANDREW GLASHOW
                                                     PRESIDENT

ACCEPTED AND AGREED TO:

REITLER BROWN LLC


BY:  /s/ ROBERT STEVEN BROWN
    ---------------------------
     ROBERT STEVEN BROWN
     MEMBER